2320 NW 66TH COURT GAINESVILLE, FL 32653 352-377-1140 FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE

Exactech 2004 Revenue Up 15% to $82M

Net Income Up 12% to $7.3M or $0.63 EPS.

Q4 Revenue $21M, Net Income $1.9M or $0.16 EPS

Gainesville, FL, February 16, 2005 — Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for fiscal year 2004 increased 15% to $81.8 million from $71.3 million in 2003. Net income for the year rose 12% to $7.3 million, or $0.63 per diluted share, from $6.5 million, or $0.57 per diluted share, in 2003.

For the fourth fiscal quarter ended December 31, 2004, revenue increased 13% to $21.0 million from $18.5 million in the fourth quarter of 2003. Net income for the fourth quarter was up 6% to $1.9 million, or $0.16 per diluted share, compared to $1.75 million, or $0.15 per diluted share, in the fourth quarter of 2003.

Exactech Chairman and CEO Bill Petty, MD, said, “Revenue from sales of our Optetrak knee system were up 18% for the year to $48.7 million. Hip product sales in 2004 rose 5% to $15.6 million, and 2004 revenue from Tissue Services was up 6% to $10.3 million from a year ago.

“International sales for the year rose 21% to $15.7 million from $12.9 million in 2003. These sales represented 19% of total sales in 2004 compared with 18% of total sales the previous year. In the fourth quarter international sales rose 30% to $4.5 million from $3.5 million in the same quarter of the prior year, thanks to strong market share gains in Europe. These sales represented 21% of total sales for the quarter, up from 19% in the fourth quarter of 2003.

“Strengthening our product lines was a key focus during 2004 and we began to realize the results of our aggressive product development efforts and investment in R&D. We launched three new products — a Hi-FlexTM extension and an asymmetric femoral component for our Optetrak® knee system and the InterSpaceTM hip spacer.

“At year end, we were poised for market introduction of five additional new products including the Equinoxe® shoulder which, as we recently announced, is already being used by select clinical evaluators. In addition to Equinoxe, we received FDA clearance for InterSpaceTM Knee Spacer, Cemex® Genta antibiotic bone cement and a new demineralized bone matrix (DBM) human allograft that marks our entry into the spinal market.”

“We demonstrated our commitment to maintaining leadership in biologic solutions with the creation of a new Biologics Division. This enhances our management team and improves our structure in a way that accommodates our growing business while maintaining our traditional close relationships with our surgeons and customers, which has always been the primary focus of Exactech,” Petty said.

Chief Financial Officer Jody Phillips said, “Total operating expenses rose 10.5% to $42.7 million for the year. In the fourth quarter, operating expenses were up 9.5% to $11.0 million. The annual operating expense increase was led by a 28% increase in R&D expenses to $4.8 million from $3.7 million in 2003 as we continued to invest in the new product pipeline. General and administrative expenses increased 11% to $8.3 million from $7.5 million in 2003 and sales and marketing expenses rose 7% to $23.0 million from $21.6 million.

“Gross margins decreased to 67.2% compared with 67.6% in 2003 due to the impact of stronger international sales that carry lower margins. Return on average equity was 13.1%, down from 13.6% in 2003. Return on average equity is calculated based on average shareholder equity. As we expected, inventory turns decreased for the year to 0.96 from 1.03 in 2003,” Phillips said.

Looking forward, Exactech anticipates revenue for the year 2005 of $90 million to $100 million. The company anticipates diluted earnings per share for the year 2005 in the range of $0.62 to $0.68 which reflects a projected $0.04 impact due to stock option expensing in the second half of 2005. For the first quarter ending March 31, 2005, the company targets revenue in the range of $22 million to $24 million and diluted earnings per share in the range of $0.16 to $0.17. The foregoing statements regarding targets for the quarter and the year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

The results referenced above and the attached financial statements are unaudited.

The company has scheduled a conference call on Thursday, February 17 at 10 a.m. Eastern. To participate, call (800) 340-5256 any time after 9:55 a.m. on February 17. International callers should dial (706) 634-1142.

A live and archived webcast will be available on the Internet for 90 days http://phx.corporate-ir.net/playerlink.zhtml?c=75925&s=wm&e=1012095. Viewers will need Windows Media Player or Real Player to listen to the broadcast.

An investment profile on Exactech may be found on the website www.hawkassociates.com/exactech/profile.htm.

Additional information about Exactech, Inc. can be found on the website www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. E-mail: info@hawkassociates.com.

This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC.

CONDENSED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
NET SALES	$20,960	$18,470	$81,815	$71,255

COST OF GOODS SOLD	6,713	5,798	26,799	23,093

Gross profit	14,247	12,672	55,016	48,162

OPERATING EXPENSES:
Sales and marketing	5,851	5,695	23,077	21,600
General and administrative	2,093	1,903	8,295	7,496
Research and development	1,293	972	4,788	3,748
Depreciation and amortization	1,189	951	4,109	3,516
Royalties	557	513	2,427	2,282

Total operating expenses	10,983	10,034	42,696	38,642

INCOME FROM OPERATIONS	3,264	2,638	12,320	9,520

OTHER INCOME (EXPENSE):
Interest income	21	5	46	30
Litigation settlement, net of costs	—	250	—	1,000
Interest expense	(82)	(60)	(287)	(190)
Foreign currency exchange loss	(66)	(47)	(14)	(92)
Equity in net loss of other investments	(127)	(59)	(453)	(62)

INCOME BEFORE INCOME TAXES	3,010	2,727	11,612	10,206

PROVISION FOR INCOME TAXES	1,153	973	4,308	3,705

NET INCOME	$1,857	$1,754	$7,304	$6,501

BASIC EARNINGS PER SHARE	$0.17	$0.16	$0.66	$0.59

DILUTED EARNINGS PER SHARE	$0.16	$0.15	$0.63	$0.57

SHARES—BASIC	11,138	11,010	11,096	10,975

SHARES—DILUTED	11,597	11,557	11,558	11,471

EXACTECH, INC.
CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$490	$3,506
Trade receivables, net of allowance of $261 and $782	16,780	13,577
Income taxes receivable	211	40
Prepaid expenses and other assets, net	880	938
Inventories	31,172	24,824
Deferred tax assets	356	479

Total current assets	49,889	43,364

PROPERTY AND EQUIPMENT:
Land	865	865
Machinery and equipment	11,385	8,720
Surgical instruments	16,998	14,330
Furniture and fixtures	1,781	1,635
Facilities	8,120	7,968

Total property and equipment	39,149	33,518
Accumulated depreciation	(14,396)	(11,117)

Net property and equipment	24,753	22,401

OTHER ASSETS:
Product licenses and designs, net	600	309
Deferred financing costs, net	143	138
Notes receivable—related party	1,028	—
Other investments	809	1,062
Advances and deposits	227	428
Patents and trademarks, net	4,530	2,636

Total other assets	7,337	4,573

TOTAL ASSETS	$81,979	$70,338

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,944	$5,272
Current portion of long-term debt	815	590
Commissions payable	1,441	1,540
Royalties payable	570	526
Other liabilities	1,898	1,814

Total current liabilities	11,668	9,742

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,843	2,790
Long-term debt, net of current portion	6,631	6,499

Total long-term liabilities	10,474	9,289

Total liabilities	22,142	19,031

SHAREHOLDERS’ EQUITY:
Common stock	112	110
Additional paid-in capital	22,373	21,149
Retained earnings	37,352	30,048

Total shareholders’ equity	59,837	51,307

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$81,979	$70,338